Exhibit 99.1

August 25, 2011

First Busey Exits TARP and Announces Small Business Lending Fund Investment to Enhance Lending to Businesses and Entrepreneurs

CHAMPAIGN, IL — First Busey Corporation (“Busey”) (NASDAQ: BUSE), the parent corporation of Busey Bank, Busey Wealth Management and FirsTech, has exited the Troubled Asset Relief Program (TARP), and announces investment of approximately $72.6 million in preferred stock from the Small Business Lending Fund (SBLF) to be used to further enhance its business lending efforts.

The approximately $72.6 million SBLF investment, combined with Busey’s payment of approximately $27.4 million, was used to exit TARP and pay accrued dividends. The SBLF is a U.S. Department of the Treasury lending program that encourages qualified community banks to partner with small businesses and entrepreneurs to create jobs and promote economic development in local communities.

“By exiting TARP and supporting qualified lending to businesses and entrepreneurs through the SBLF, we are well-positioned to work within our communities to help enhance job creation and economic growth while staying true to our commitment of balance sheet strength, profitability and growth—in that order,” says Van Dukeman, President & CEO of First Busey Corporation.  “As one of the few qualified banks in our market areas to participate in the SBLF program, we view this as an avenue to further enhance our service capabilities to meet the needs of our business customers.”

Business loans of up to $10 million to companies with up to $50 million in annual revenue are included in the SBLF’s definition of small business lending.  For community banks like Busey, this definition captures a high percentage of the business loans we fund for our customers.

Busey Bank has over 140-years of experience serving small businesses and holds Preferred Lender Program (PLP) status from the U.S. Small Business Administration (SBA).  The PLP is the highest lending designation awarded by the SBA and is only presented to lenders who consistently demonstrate outstanding capability and commitment to small business lending, and who strictly adhere to the SBA lending guidelines. Busey also holds the SBA Express designation from the SBA, which allows Busey to make timely in-house loan approval decisions.

Further, Busey Bank was presented the Outstanding Lending Performance Award in 2009 by the Small Business Growth Corporation for active participation in the SBA 504 Loan Program. This is the second time in eight years that Busey was the recipient of this award.  Growth Corporation’s 504 Loan Program helps provide small businesses with better access to money for expansion than would otherwise be available through conventional financing.

“The SBLF is a great opportunity to continue our tradition of serving entrepreneurs and small businesses,” says Chris Shroyer, President & CEO of Busey Bank. “We are proud to partner with the business community and provide valuable financing tools and resources in support of their success.”

Corporate Profile

First Busey Corporation is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary is headquartered in Champaign, Illinois and has thirty-three branches serving downstate Illinois, a branch in Indianapolis, Indiana, and seven branches serving southwest Florida. Busey Bank had total assets of $3.4 billion as of June 30, 2011.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of June 30, 2011, Busey Wealth Management had approximately $3.8 billion in assets under care. First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 28 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 3,100 agent locations in 38 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

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Contacts:

Dave White, CFO	Robin Elliott, EVP of Strategy and Finance
217.365.4047 or dave.white@busey.com	217.365.4120 or robin.elliott@busey.com